Exhibit 10.1

Matthew Marcus

1480 Newport Center Dr.

Irvine, CA 92612

                         December 28, 2006

Pioneer Consulting Group, Inc.

Silver Springs, Nevada

  Dear Sirs:

         I hereby agree to lend Pioneer Consulting Group, Inc, a Nevada corporation (the "Company"), up to $50,000 to the extent needed and requested by the Company.

         Such loans will be represented by promissory notes bearing interest at 6% per annum and due and payable in one year in lawful money of the United States of America at such address as the holder may   specify by written notice to the Company. In addition, such promissory notes shall include the following terms and conditions:

           -  The Company may, at its option, prepay the note in whole or in part without premium but with accrued interest;

           -  The holder, at its option, may make extensions of the time for payments of the indebtedness or accept a renewal note, all without notice, and the Company consents to such extensions or renewals, all without notice and agrees that any such action shall not release it from any liability thereunder;

-  In the event of default under the note, holder may take all actions in law and in equity to collect on the note and the Company agrees to pay the holder such further amount as shall be sufficient to cover the costs and expenses of collection, including without limitation, reasonable attorney's fees for all services rendered in that connection;

-  The Note may not be changed or terminated unless in writing and shall be construed and enforced according to the laws of the State of California.

                                      Very truly yours,

                                      /s/ Matthew Marcus

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                                      Matthew Marcus